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                                                                  EXECUTION COPY

                                                                   EXHIBIT 10.30

                  MANAGEMENT SERVICES & REIMBURSEMENT AGREEMENT

         THIS MANAGEMENT SERVICES & REIMBURSEMENT AGREEMENT (hereinafter, this "Agreement") is made and entered into as of March 10, 2004, among Covanta Energy Corporation, a Delaware corporation ("Covanta"), Covanta Energy Group, Inc., a Delaware corporation ("CEG"), Covanta Projects, Inc., a Delaware corporation ("CPI", and together with Covanta and CEG, the "Covanta Entities"), and Covanta Power International Holdings, Inc., a Delaware corporation ("CPIH"), and certain of its domestic subsidiaries listed on Schedule A hereto (together with CPIH, the "CPIH Entities"). Each of Covanta, the other Covanta Entities, CPIH and the other CPIH Entities are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

         WHEREAS, on April 1, 2002, the Parties filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and the Parties currently continue to operate their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;

         WHEREAS, the Parties have proposed, their creditors have approved, and the Bankruptcy Court has confirmed a plan of reorganization (the "Plan");

         WHEREAS, pursuant to the Plan, all entities that own or operate businesses located outside of the United States (the "International Businesses") will be direct or indirect subsidiaries of CPIH;

         WHEREAS, CPIH will continue to be controlled by the Covanta Entities, which will be rendering certain management services to CPIH, contingent upon the covenants set forth herein;

         WHEREAS, Bank One issued the letters of credit listed on Schedule B (except for the Haripur Letter of Credit, defined below) hereto under the Credit Agreement dated as of March 10, 2004 (as amended, supplemented or otherwise modified from time to time, the "Second Lien Credit Facility"), among the Covanta Entities, certain other domestic subsidiaries of Covanta, the lenders from time to time party thereto (the "Lenders"), and Bank One, NA, as administrative agent for the Lenders (the "Credit Agreement Letters of Credit");

         WHEREAS, Citibank, N.A. ("Citibank") has issued the letter of credit listed on Schedule B hereto dated February 28, 1999 to secure an obligation of NEPC Consortium, Ltd. ("NEPC") (an entity in which a Covanta subsidiary has an ownership interest) under certain Haripur power project documents (the "Haripur Letter of Credit", together with the Credit Agreement Letters of Credit, the "Letters of Credit"), and Citibank has provided the Haripur Letter of Credit to Covanta, upon the terms and subject to the conditions specified therein,
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including, but not limited to, Covanta's obligation to repay amounts funded under the Haripur Letter of Credit;

         WHEREAS, the Covanta Entities have also made certain Parent Guarantees on behalf of certain subsidiaries of CPIH as listed on Schedule C hereto (the "Parent Guarantees");

         WHEREAS, during such time as CPIH's financials will be consolidated with those of Covanta for external financial reporting, Covanta, as a reporting company under the Securities Exchange Act of 1934, as amended ("Exchange Act"), will incur certain expenses for or on behalf of the CPIH Entities;

         WHEREAS, the CPIH Entities will enter into the CPIH Credit Agreement among CPIH, certain of its subsidiaries, the lenders from time to time party thereto, Bank of America, N.A. as administrative agent thereunder, and Deutsche Bank Securities, Inc., as documentation agent thereunder (as amended, supplemented or otherwise modified from time to time, the "CPIH Credit Agreement") and the CPIH Revolver Credit Agreement as such document is defined in the CPIH Credit Agreement (together with the CPIH Credit Agreement, the "CPIH Credit Facilities");

         WHEREAS, the CPIH Entities, the Covanta Entities and certain other parties have entered into the Intercreditor Agreement as such document is defined in the CPIH Credit Agreement (the "Intercreditor Agreement");

         WHEREAS, Covanta will be engaging auditors, tax advisors, lawyers and other such professionals in connection with the performance of obligations under the Second Lien Credit Facility and other exit financing facilities; and

         WHEREAS, CPIH intends to pay or reimburse the applicable Covanta Entity for draws of the Letters of Credit, performance under the Parent Guarantees, and services provided or expenses incurred for or on behalf of the CPIH Entities, in compliance with the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

         1. Management and Services. Covanta shall provide or cause to be provided, subject to payment as and when due of its invoices, to CPIH and the other CPIH entities the following administrative and management services (collectively the "Services") for the duration of this Agreement:

         (a) The operational services listed and described on Schedule 1(a), attached hereto (the "Operational Services");

         (b) The human resource services listed and described on Schedule 1(b), attached hereto (the "HR Services");

         (c) The risk management services listed and described on Schedule 1(c), attached hereto (the "Risk Management Services");


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         (d)   The legal services listed and described on Schedule 1(d),
               attached hereto (the "Legal Services");

         (e)   The information technology services listed and described on
               Schedule 1(e), attached hereto (the "IT Services");

         (f) The accounting, treasury and cash management services listed and described on Schedule 1(f), attached hereto (the
               "Accounting/Treasury Services");

         (g) Assisting with the preparation and submission of filings required by any applicable regulatory body;

         (h) At CPIH's request or as reasonably necessary to prevent a draw on a Letter of Credit or a call on a Parent Guarantee, obtaining the services of and coordinating with professional advisors in connection with CPIH's business and any possible asset sales, including, without limitation, accountants, auditors, attorneys, brokers, advisors, consultants and banks; and

         (i) Such other functions as may be requested and paid for by CPIH, from time to time, and agreed to by Covanta.

         2. Flat Service Fee. So long as neither the Covanta Entities nor the CPIH Entities have terminated this Agreement pursuant to Section 10 hereof, CPIH shall pay a flat service fee of $1,000,000 per annum (the "Flat Fee"), for all management Services rendered by employees of the Covanta Entities, as identified in Schedules 1(a) through 1(f) as services covered by the Flat Fee, but excluding management Services provided by certain excluded employees that are ex-patriots or that devote 100% of their time to the International Businesses, as listed on Schedule 2, and excluding certain hourly services described on
Schedule 1(a). Such Flat Fee shall be invoiced to, and payable by, CPIH in advance, on a monthly basis. To the extent the CPIH Entities' service requirements are substantially reduced as the result of assets being sold or otherwise (including, without limitation, as a result of a reduction in overhead and other needs), or increased as a result of unforeseen conditions, Covanta and CPIH will negotiate in good faith to adjust the Flat Fee to more accurately reflect the actual costs of the Covanta Entities.

         3. Reimbursable Service Expenses of Covanta. Subject to reasonable documentation (including a reasonable description of the Services provided and the time spent therefor) and so long as neither the Covanta Entities nor the CPIH Entities have terminated this Agreement pursuant to Section 10 hereof, CPIH shall also reimburse Covanta for the actual costs and expenses (including third-party costs and expenses actually incurred) incurred by Covanta or another Covanta Entity in providing the Services ("Service Costs") that are not covered by the Flat Fee, including the costs of the employees on Schedule 2, and the hourly services listed on Schedule 1(a). Furthermore, CPIH shall reimburse Covanta for the actual costs of the following operating expenses incurred by Covanta or another Covanta Entity in connection with its operations for the benefit of the CPIH Entities or the International Businesses (collectively, with the Flat Fee and the Service Costs, the "Reimbursable Expenses"):

         (a) All audit, legal, appraisal, engineering (excluding engineering audits), environmental, financial and other professional and/or consulting services


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               incurred by Covanta, including third-party costs in the ordinary course of business;

         (b) All audit, legal, appraisal, engineering, environmental, financial and other professional and/or consulting services incurred by Covanta, including third-party costs, not in the ordinary course of business that are incurred only after approval from either the CEO or president of CPIH;

         (c) All cash insurance premiums and related costs, expenses and indemnities (including deductibles and self-insured retentions incurred by Covanta on behalf of and in consultation with CPIH) incurred by Covanta on behalf of and in consultation with CPIH, whether originating from Covanta's corporate master programs, international project documents, or joint venture partners;

         (d) Fees and expenses of CPIH meetings and travel of employees, directors and officers of Covanta or CPIH, including outside directors' fees, when traveling for the International Businesses;

         (e) Temporary employees or independent contractors engaged to assist on CPIH matters, to the extent requested by CPIH, or to the extent required in Covanta's reasonable judgment, with consent from CPIH;

         (f) Fees and expenses payable to regulatory agencies or rating agencies, if any;

         (g) Printing fees associated with notices or other communications to holders of CPIH's securities and registration statements, reports, proxy statements and other reports filed with the Securities and Exchange Commission, if any;

         (h) Income, sales, use, franchise and other taxes paid to Federal, state and local governments by Covanta on behalf of CPIH following tax deconsolidation from Covanta; and

         (i) All such other out-of-pocket expenditures directly related to CPIH's activities and reasonably determined to be appropriate and advisable, and approved in advance, by the CEO or the president of CPIH.

         4.    Reimbursement.

         (a) In exchange for performing the Services for CPIH, CPIH shall pay Covanta the Flat Fee monthly in advance, and reimburse Covanta on a monthly basis for all other Reimbursable Expenses that the Covanta Entities incur during the immediately preceding month. Covanta shall submit to CPIH for payment each month an invoice for amounts due pursuant to Sections 2 and 3 herein (an "Invoice"). All Invoices shall specify the Services provided to CPIH under the Agreement and the Reimbursable Expenses incurred for the invoiced month and the costs of the Covanta Entities therefor. CPIH shall pay all Invoices within thirty (30) Business Days of receipt thereof; provided that any amounts subject to


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               reasonable dispute shall be deemed payable only once such dispute is resolved pursuant to mutual agreement or section 16.

         (b) In the event a payment shall be made by a Covanta Entity to reimburse any draw of the Letters of Credit or in the event a Covanta Entity shall have performed or made a payment under any Parent Guarantee, the CPIH Entities shall, subject to the Intercreditor Agreement and the CPIH Credit Facilities, reimburse such Covanta Entity for such payment and for any costs incurred in making such payment or performing under the Parent Guarantee, within thirty (30) calendar days after such Covanta Entity's first demand.

         (c) Any payment made to a Covanta Entity for any Reimbursable Expense shall be deemed an operating expense of CPIH and thus necessarily senior to all other CPIH debt obligations. Any payment to be made to a Covanta Entity under this Agreement shall be made in lawful currency of the United States of America in immediately available funds to such account as such Covanta Entity shall direct by reasonable advance written notice to the CPIH Entities. In the event that the expiration of any time prior hereunder occurs on a day which is not a Business Day, the expiration of such time period shall be deemed to occur on the next succeeding Business Day with the same force and effect if such time period expired on the scheduled expiration date. A "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close. Payments to be made to a Covanta Entity under Section 4(b) of this Agreement that are not paid when due shall bear interest, payable on demand, subject to the terms of the Intercreditor Agreement, for each day from and including the day on which such payment became due until but not including the day paid at a rate per annum equal to the lower of (i) the sum of the prime rate of interest publicly announced by Bank of America from time to time as its prime rate plus 2.00% in each case for such day and (ii) the highest rate permitted by applicable law. Subject to the terms of the Intercreditor Agreement, any and all payments and other obligations of any CPIH Entity pursuant to this Agreement shall be senior and joint and several obligations of all CPIH Entities.

         (d) Subject to the terms of the Intercreditor Agreement, any of the reimbursement obligations of the CPIH Entities under this Agreement are made without prejudice to any subrogation rights that the Covanta Entities may have against the CPIH Entities or any of the International Businesses.

         5. Budget. If so requested by either Covanta or CPIH, Covanta and CPIH shall convene on a semi-annual basis to consult regarding the scope of Services to be provided and the costs of such Services. Covanta shall use its reasonable best efforts to provide CPIH with a non-binding cost budget for such Services, within fifteen (15) business days prior to such meeting.

         6.    [Intentionally Omitted]


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         7.    Independent Contractor. Covanta shall serve as an independent contractor and the CPIH Entities shall have no control over the retention, terms of employment or discharge of Covanta's employees, provided that all third parties or other outside advisors and consultants shall be reasonably acceptable to CPIH, and further provided that the persons listed on Schedule 2 hereto shall not be considered Covanta employees for the purposes of this Section 7.

         8. Covenants. The Covanta Entities and the CPIH Entities shall at all times while this Agreement is in effect observe and abide by the covenants contained in this Section 8, and in particular, any deviation from or waiver of any CPIH or Covanta negative covenant shall require the written consent of the other Party.

         (a) (i) None of the CPIH Entities shall amend, supplement, modify or grant any release or relinquishment of any rights under, any contract, commitment, undertaking or other binding obligation relating to a Parent Guarantee or a Letter of Credit, unless such amendment, supplement, modification, release or relinquishment grants a full release of the relevant Covanta Entity from its Parent Guarantee, or cancels, undrawn, all Letters of Credit related to such amended documents or does not, in Covanta's reasonable judgment, impose any additional obligations on any of the Covanta Entities or otherwise impair their respective rights thereunder.

               (ii) None of the Covanta Entities shall amend, supplement, modify or grant any release or relinquishment of any rights under, any Parent Guarantee or Letters of Credit or any other contracts, commitments, undertakings or other binding obligations relating thereto unless such amendment, supplement, modification, release or relinquishment does not, in CPIH's reasonable judgment, impose any additional obligations on any of the CPIH Entities or otherwise impair their respective rights.

         (b) The CPIH Entities shall provide periodic reports no less often than monthly with respect to the plans and process proposed to be undertaken to sell the International Businesses of CPIH subsidiaries, individually or as a whole.

         (c) The CPIH Entities shall not voluntarily sell, liquidate or otherwise transfer all or any significant or material portion of any International Business or subsidiary that is the primary obligor of an undertaking which is the subject of a Parent Guarantee or Letter of Credit unless the terms of any such sale, liquidation or transfer provide that (i) the applicable Covanta Entities be fully released from all existing and future liability and obligations under all applicable Parent Guarantees directly related to the assets being sold, liquidated or otherwise transferred, (ii) all Letters of Credit directly related to the assets being sold, liquidated or otherwise transferred be returned, undrawn, and (iii) all amounts due Covanta pursuant to
               Section 4(b) of this Agreement (subject to the terms of the Intercreditor Agreement) shall be paid by the closing or completion of such sale, liquidation or transfer.


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         (d)   The CPIH Entities shall notify Covanta, promptly upon receiving notice or otherwise becoming aware of an imminent draw upon a Letter of Credit or a payment under a Parent Guarantee.

         (e) The CPIH Entities shall adhere to and comply with Covanta's policy of business conduct as in effect from time to time as interpreted by Covanta and administered by its General Counsel (the "Business Conduct Policy"), including (at Covanta's sole expense) performing such training of their respective officers, directors, employees and agents as is reasonably directed by Covanta or is reasonably necessary to assure such adherence and compliance. The CPIH Entities shall refer to Covanta all matters relating to enforcement of the Business Conduct Policy by their officers, directors, employees and agents and Covanta shall have the sole right to determine and administer any disciplinary actions to be taken under the Business Conduct Policy with respect to such officers, directors, employees and agents; provided that the termination of any CPIH officer or director as a result of such officer breaching this Section 8(e) or Section 8(f) shall require the affirmative vote of a majority of Covanta's then-existing board members.

         (f) The CPIH Entities shall adhere to and comply with all other applicable policies of Covanta as in effect from time to time (so long as such policies are set forth in writing and made available to CPIH, with reasonable prior notice in order to permit adequate implementation by CPIH), including, without limitation:

               (1) Covanta Disclosure Controls and Policies (and in furtherance of such policies, CPIH's Chief Executive, Chief Financial and Chief Legal Officers shall be disclosure principals and shall conform to the rules and deadlines imposed on individuals so designated);

               (2) Covanta's policy regarding the anonymous reporting of complaints to its Audit Committee;

               (3) Covanta's policy regarding the retention of auditors to perform non-audit services;

               (4) Covanta's policy on the Foreign Corrupt Practices Act of 1977 (as modified by The Omnibus Trade and Competitiveness Act of 1988);

               (5) Covanta's policies regarding financial reporting and controls;

               (6) Covanta's policies pursuant to 15 C.F.R. 205 (or any successor provision thereto) regarding up-the-ladder reporting by internal and external attorneys and the recognition that (i) the general counsel of Covanta is the relevant chief legal officer for the purposes of any provision of such policies involving reporting to (or action by) a chief legal officer; (ii) the chief executive officer of Covanta is the relevant chief executive officer for the purposes of any provision of such policies involving reporting to (or action by) a chief executive officer, and (iii) that if Covanta creates a


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                      Qualified Legal Compliance Committee ("QLCC"), as defined
                      in and pursuant to 15 C.F.R. 205.2 (or any successor provision thereto), that QLCC shall be the relevant QLCC of CPIH for the purposes of any provision of such policies involving reporting to (or action by) a QLCC; and

               (7) such other policies of general application to Covanta as Covanta's Board of Directors determines to implement from time to time, so long as such policies are applicable to Covanta and are made available in writing to CPIH.

         (g) No CPIH Entity shall change its accounting policies, fiscal year or auditors without Covanta's written consent. Furthermore, Covanta shall select and manage the auditor of the CPIH Entities, as part of the Services provided under this Agreement, to facilitate consolidated financial reporting.

         (h) CPIH shall ensure that its Chief Executive Officer and Chief Financial Officer are subject to Covanta's senior executive code of ethics.

         (i) At Covanta's sole cost, CPIH's executive officers shall attend meetings of Covanta's Board of Directors and Audit Committee as reasonably requested by such Board of Directors or Audit Committee, as the case may be, and promptly provide such materials as such Board or Directors or Audit Committee may request.

         (j) No CPIH Entity shall take any action that binds, or purports to bind, any Covanta Entity under any contract, commitment, undertaking or other binding obligation.

         (k) No Covanta Entity shall take any action that binds, or purports to bind, any CPIH Entity under any contract, commitment, undertaking or other binding obligation.

         (l) Each CPIH Entity shall timely file its own forms, reports and documents with any governmental entities as required by applicable laws and regulations and shall timely provide all information that is reasonably requested in advance by Covanta in order for the Covanta Entities to complete their financial statements and complete and file, in a timely manner, any forms, reports and documents with the Securities and Exchange Commission and any other governmental entities as required by applicable laws and regulations.

         (m) CPIH shall take all actions reasonably necessary or as may be reasonably requested by Covanta to preserve CPIH's and Covanta's respective status as exempt from utility regulations such as the Public Utility Holding Company Act.

         (n) Each of the CPIH Entities shall comply in all material respects with laws and regulations applicable to it, including without limitation regulation FD under the Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, as applicable. In furtherance of this covenant, CPIH recognizes that Covanta's Audit Committee is and shall be CPIH's audit committee, and that CPIH must comply with Covanta


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               internal control requirements, so long as such requirements are set forth in writing and provided to CPIH with reasonable advance notice.

         (o) CPIH shall take all reasonable actions so as not to violate any law, regulation, contract, commitment, undertaking or other binding obligation would reasonably be expected to have a material negative impact on any of the Covanta Entities.

         In the event of a breach of the covenants contained in this Section 8, and in addition to the rights contained in Sections 9 and 10 herein, the Covanta Entities shall have the right, as applicable, to take any and all actions necessary to cause the CPIH Entities to comply with the covenants set forth in Sections 8(e), (f), (l), (m) and (n).

         9.    Release - Indemnification.

         (a) Covanta shall provide CPIH the benefit of the same standard of judgment and effort in rendering the Services hereunder as Covanta applies to its own corporate functions and operations. However, the Covanta Entities and their affiliates and their respective officers, directors, members, affiliates, agents and employees (collectively, the "Covanta Indemnified Parties") shall not be liable to the CPIH Entities or to any other person for any act or omission in the course of performance of their duties hereunder except for their gross negligence or willful misconduct. In addition to all such rights of indemnity as the Covanta Indemnified Parties may have under applicable law, CPIH shall indemnify the Covanta Indemnified Parties from and against any and all liabilities, claims, damages, costs and expenses (including reasonable attorney's fees and amounts reasonably paid in settlement) (collectively, "Covanta Losses") incurred by reason of or arising out of the performance or nonperformance of its duties under or by reason of this Agreement; provided, however, there shall be no such indemnification for Covanta Losses incurred by any such person or entity by reason of their gross negligence or willful misconduct in the conduct of their duties under or by reason of this Agreement.

         (b) The CPIH Entities and their affiliates and their respective officers, directors, members, affiliates, agents and employees (collectively, the "CPIH Indemnified Parties") shall not be liable to the Covanta Entities or to any other person for any act or omission in the course of performance of their duties hereunder except for their gross negligence or willful misconduct. In addition to all such rights of indemnity as the CPIH Indemnified Parties may have under applicable law, Covanta shall defend, indemnify and save harmless the CPIH Indemnified Parties from and against any and all liabilities, claims, damages, costs and expenses (including reasonable attorney's fees and amounts reasonably paid in settlement) (collectively, "CPIH Losses") incurred by reason of or arising out of the performance or nonperformance of its duties under or by reason of this Agreement; provided, however, there shall be no such indemnification for CPIH Losses incurred by any such person or entity by reason of their gross negligence or willful misconduct in the conduct of their duties under or by reason of this Agreement.


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         (c)   In addition to all such rights of indemnity and subrogation as the Covanta Entities may have under applicable law, the CPIH Entities shall defend, indemnify and save harmless the Covanta Indemnified Parties from and against any and all Covanta Losses incurred by a Covanta Indemnified Party in connection with:

               (1) such Covanta Indemnified Party's role as account party under any of the Letters of Credit, to the extent CPIH controls any litigation;

               (2) such Covanta Indemnified Party's role as guarantor under any Parent Guarantee, to the extent CPIH controls any litigation; and

               (3)    the material breach by CPIH of a covenant contained in
                      Section 8 herein.

         (d) In addition to all such rights of indemnity and subrogation as the CPIH Entities may have under applicable law, the Covanta Entities shall defend, indemnify and save harmless the CPIH Indemnified Parties from and against any and all CPIH Losses incurred by a CPIH Indemnified Party in connection with the material breach by Covanta of a covenant contained in Section 8.

         (e) The Covanta Entities' and the CPIH Entities' indemnification and advancement of expenses obligations hereunder shall survive any termination of this Agreement, Section 10 notwithstanding.

         10. Default and Termination. In the event of a material breach of a covenant contained in Section 8 or any other material default (hereinafter a "Default") under this Agreement, by Covanta or CPIH, the Party suffering from such Default (hereinafter the "Non-Defaulting Party") shall serve written notice to the Party in Default (hereinafter the "Defaulting Party") setting forth with reasonable particularity the nature of the alleged Default, and the specific remedy or performance sought by the Non-Defaulting Party (hereinafter the "Default Notice") of the Defaulting Party to cure the Default. The Defaulting Party shall have sixty (60) Business Days from its receipt of the Default Notice, other than a payment default, to either cure the Default or, if the Default is not capable of being cured within sixty (60) Business Days, to make substantial efforts and progress towards curing the Default. In the event that the Defaulting Party does not cure the Default or make substantial efforts and progress towards curing the Default within sixty (60) Business Days of its receipt of the Default Notice, then the Non-Defaulting Party may deliver a second notice (hereinafter the "Notice of Service Termination") to the Defaulting Party informing the Defaulting Party that this Agreement has been terminated as of the Date of the Notice of Termination. Any notice served under this section 10 shall require the approval of the Board of Directors of CPIH or Covanta, as the applicable Non-Defaulting Party, and such approval shall be attached to such notice. Notwithstanding the foregoing, in the event of a payment default by the CPIH Entities, Covanta shall have the right to terminate this Agreement in the event such payment default is not cured within fifteen
(15) days following delivery of the Default Notice to CPIH; provided that it is expressly understood and agreed that CPIH's failure to reimburse any amounts pursuant to this Agreement as a result of the proviso in Section 4(a) hereof, or the provisions of the CPIH Credit Facilities and/or the Intercreditor Agreement as in effect on the Effective Date shall not be deemed a Default


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hereunder. In the event of the termination of this Agreement pursuant to Section
10 hereof, none of the Parties shall have any further rights, obligations or liabilities under this Agreement.

         11.   Binding Agreement; Assignments.

         (a) Whenever in this Agreement any of the Parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such Party; and all covenants, promises and agreements by or on behalf of the Parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.

         (b) None of the Covanta Entities nor any of the CPIH Entities may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the prior written consent of CPIH or Covanta, respectively, provided that Covanta may assign this Agreement for purposes of granting a security interest and may subcontract to affiliated and unaffiliated entities, firms and organizations (subject to the consent of CPIH for unaffiliated entities, firms and organizations, which consent shall not be unreasonably withheld), for those services Covanta reasonably deems necessary or advisable to accomplish the Services specified above.

         12. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no Party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         13. Notice. Whenever, under the terms of this Agreement, any notice is required or permitted to be served upon a Party, said notice may be served upon such Party by personal service, overnight carrier, or by certified mail. Any such notice shall be deemed given when personally received by the Party to whom the notice is directed; provided, however, in the event notice is mailed, such notice shall be deemed given when deposited in the United States Mail with postage prepaid. Notices shall be in writing and, until further notification in writing, shall be delivered to the following addresses:

               To Covanta or any other Covanta Entity:

               Covanta Energy Corporation
               Attn: Timothy J. Simpson
               40 Lane Road
               Fairfield, New Jersey  07004

                To CPIH or any other CPIH Entity:

                Covanta Power International Holdings, Inc.
                Attn: Ashish Sarkar/Walter Heiser
                40 Lane Road
                Fairfield, New Jersey  07004


         14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

         15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         16. Arbitration. Any disputes arising under this Agreement shall be submitted exclusively to arbitration and such dispute shall be resolved fully and finally in New York, New York by an arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three arbitrators, with one arbitrator being selected by the Covanta Entities, one arbitrator being selected by the CPIH Entities and the third arbitrator being selected by the other two arbitrators. The arbitration panel shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitration panel shall be deemed final and binding on the parties and may be entered in any court of competent jurisdiction. The costs and expenses of such arbitration, the fees and expenses of the arbitration panel and all out-of-pocket costs and expenses shall be shared equally by the Covanta Entities and the CPIH Entities.

         17. Validity. This Agreement sets forth the entire understanding of the Parties and has been duly executed and delivered on behalf of each of the Parties and constitutes the legal, valid, binding and enforceable obligation of each such Party.

         18. Headings. The paragraph headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or in any way affect the terms and provisions hereof.

         19. Counterparts. This Agreement may be executed in counterparts (and by different Parties hereto on different counterparts), each of which shall constitute an original, but all of which together shall constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

         20. Entire Agreement; Amendments. This Agreement contains the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings in connection therewith. There are no agreements, understandings, conditions, warranties, or representations, oral or written, express or implied, with reference to the subject matter hereof that are not merged herein or superseded by this Agreement. This Agreement may not be changed orally, and neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Covanta Entities and the CPIH Entities.

         21. No Waiver. No failure on the part of a Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the a Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.


                         [SIGNATURES ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, each of the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, on the day and year first above written.

                                     COVANTA ENERGY CORPORATION


                                         By
                                            ---------------------------------
                                            Name:  Anthony Orlando
                                            Title: President and CEO



                                     COVANTA ENERGY GROUP, INC.


                                         By
                                            ---------------------------------
                                            Name:  Anthony Orlando
                                            Title: President and CEO



                                     COVANTA PROJECTS, INC.


                                         By
                                            ---------------------------------
                                            Name:  Anthony Orlando
                                            Title: President and CEO



                                     COVANTA POWER INTERNATIONAL HOLDINGS, INC.


                                         By
                                            ---------------------------------
                                            Name:  Ashish Sarkar
                                            Title: Chief Executive Officer



                                     Each of the SUBSIDIARIES listed on
                                     Schedule A hereto:


                                         By
                                            ---------------------------------
                                            Name:  Timothy J. Simpson
                                            Title: Authorized Officer

                                                               Schedule A to the
                                   Management Services & Reimbursement Agreement


                           CPIH DOMESTIC SUBSIDIARIES


        1.  Covanta Waste To Energy of Italy, Inc.
        2.  Covanta Power Development, Inc.
        3.  Covanta Power Development of Bolivia, Inc.
        4.  OPI Quezon, Inc.

                                                               Schedule B to the
                                   Management Services & Reimbursement Agreement

                                LETTERS OF CREDIT

               Entity/Project                              Issuer                  Amount
               --------------                              ------                  ------
     Covanta Energy Corporation (Haripur
     Letter of Credit)                                 Citibank, N.A.            $2,630,232(1)
     Quezon Debt Service Reserve Fund                  Bank One, N.A.            $11,802,039
     Haripur Performance Bond (2nd Letter
     of Credit)                                        Bank One, N.A.            $676,500



----------
(1) Represents Covanta's proportionate share (45.1%) of full LC amount, $5,832,000.

                                                               Schedule C to the
                                   Management Services & Reimbursement Agreement

                                PARENT GUARANTEE

Project                               Title of Parent Guarantee                               Guarantor
-------                               -------------------------                               ---------
Haripur             Guarantee of Plant Operation and Maintenance Agreement             Covanta Energy Group
Haripur             Guarantee of Participation Agreement, Shareholders Agreement
                    & Put-Call Agreement                                               Covanta Energy Group
Quezon              Operator Guarantee of Plant Operation and Maintenance
                    Agrement                                                           Covanta Projects, Inc.
Madurai             Guarantee of Operation and Maintenance Agreement                   Covanta Energy Corporation
Madurai             Share Retention & Financial Support Agreement                      Covanta Energy Corporation
Samalpatti          Operation and Maintenance Guarantee                                Covanta Energy Group
Trezzo              Ogden Equity Contribution Agreement                                Covanta Energy Group
Trezzo              Ogden Guarantee of Services and Maintenance Agreement              Covanta Energy Group

                                                            Schedule 1(a) to the
                                   Management Services & Reimbursement Agreement

                              OPERATIONAL SERVICES

Flat Fee Services/Personnel:

        B.     Services provided:

               Senior Management support relating to:

               1.   Maintenance repair and outages.

               2.   the Maximo system (maintenance management system)

               3.   Vendor support for US based suppliers (when needed).

               4.   Turbine outage.

               5. Provide technical WTE expertise as required by Trezzo contract

               6.   Direct technical audits

        C.     Key Personnel:

               1.   Senior Managers:

                    (a)   EVP of Operations

                    (b)   Sr. VP of Engineering and Environmental

                    (c)   Sr. VP of Technical Operations

                    (d)   Sr. VP of Environmental Testing

Hourly Rate Services (it being understood that all non-ordinary course hourly fee expenditures shall be requested and approved in advance by CPIH):

        A.     Services Provided:

               1. All operational services, technical services, engineering services, and environmental services.

               2. All non-ordinary course expenditures, including, but not limited to:

                    (a)   Repairs and outages.

                    (b)   The Maximo system.

                    (c)   Turbine outages.

        B.     Personnel:

               1. Operational, Environmental and Technical Support Managers and Staff that respond to support requests from Projects (paid at hourly rates, as a Reimbursable Expense)

               2. Personnel employed for flat-fee services performing non-ordinary course services.

               3.   Any necessary third party personnel.

                                                            Schedule 1(b) to the
                                   Management Services & Reimbursement Agreement

                                   HR SERVICES

Flat Fee Services/Personnel:

        C.     Services Provided:

        Includes oversight of HR activities, as has been customarily provided, primarily related to the following:

               1.   Payroll for Ex-Pats

               2.   Support services to Ex-Pats

               3. Provide benefits and administer employee contracts for Ex-Pats (actual benefit costs will be allocated to CPIH and are excluded from the Flat Fee)

               4.   Monitor employee litigation

               5.   Administration of US based benefit Plans

        D.     Key Personnel included in Flat Fee:

               1.   SVP HR to oversee HR activities

               Note: Any external/third-party HR expense, or non-ordinary course expense relating to CPIH that is requested and approved in advance by CPIH shall be reimbursed hourly or at cost, as applicable.

                                                            Schedule 1(c) to the
                                   Management Services & Reimbursement Agreement

                            RISK MANAGEMENT SERVICES

Flat Fee Services/Personnel

        E.     Services Provided:

               As part of Flat Fee, the VP of Risk Management will:

               1. Place Political Risk Insurance Policies for China, Bangladesh and Quezon.

               2. Place property insurance for MCI, Bataan and in-country liability insurance policies as required by local statute for all international facilities in which Covanta has a controlling interest.

               3. Obtain certificates of insurance on all of the facilities where our partners place the insurance and assist in placing the insurance for Bangladesh, Trezzo and Quezon.

               4.   Review insurance for adequacy and compliance with contracts.

               5. Settle property and business interruption losses when they occur.

               6.   Support property loss control efforts.

               7. Place the Kidnap and Ransom policy; place and maintain D&O Policy for CPIH Board and executives.

               8. Manage Control Risk Groups call-in instructions and contract. (Crisis Management).

               9.   Provide risk advice and insurance evaluations as requested.

               10. Place insurance policies described above and as may be required under international project documents, to the extent coverage is commercially reasonable and available, and within Covanta's control, contingent upon full cost reimbursement.

        F.     Key Personnel included in Flat Fee:

               1.   VP of Risk Management

               Note: Any external/third-party Risk Management personnel expenses and non-ordinary course personnel expenses relating to CPIH as requested and approved by CPIH shall be reimbursed hourly or at cost.

                                                            Schedule 1(d) to the
                                   Management Services & Reimbursement Agreement

                                 LEGAL SERVICES

Flat Fee Services/Personnel:

        G.     Services Provided:

               All of Covanta's in-house legal staff are included in the Flat Fee with the following services anticipated to require a modest time commitment by the staff:

               1. Contract administration oversight with respect to transactions in which Covanta has an ongoing role either as guarantor or L/C provider.

               2. Administration of policy of business conduct, compliance issues.

               3. Monitoring of environmental matters, and litigation, which may have long-term legal or reputational impact on Covanta.

               4.   Issue review as requested by the projects.

        H.     Key Personnel included in Flat Fee:

               1.   General Counsel

               2.   Other in-house lawyers as required

Hourly Rate/At-cost Services:

        I.     Services:

               1. Any external/third-party legal services as requested and approved by CPIH.

               2. Due diligence review of materials submitted for inclusion in Covanta's SEC reports or preparation of same, if CPIH fails to do so.

               Note: Non-ordinary course legal services relating to CPIH shall be hired by CPIH.

                                                            Schedule 1(e) to the
                                   Management Services & Reimbursement Agreement

                                   IT SERVICES

Flat Fee:

        J.     Services Provided:

               1. MIS Standards - Information such as technology, best practices, policies, procedures, performance thresholds, and protocols.

               2. Maintenance of existing domestic software and hardware to be compatible with existing international hardware and software.

               3. Maintenance and support for integrated financial systems (PeopleSoft) to allow efficient consolidated financial reporting, and provision of any updated standard PeopleSoft reports.

               4. Assistance with procurement of equipment for international facilities and offices.

        K.     Key Personnel:

               1.   VP MIS

               2.   Other MIS Staff as required

Hourly Rate/At-cost Services:

        L.     Services Provided, as requested and approved by CPIH:

               1.   Project management support as requested

               2.   International Server hardware and software configuration

               3.   International Network configuration and support

               4.   Customize PeopleSoft report generation


               5. Any troubleshooting of international hardware or software, if requested

               6. CPIH to pay directly for any software licenses, consistent with past practice.

               7. Any outside services or non-ordinary course services requested by CPIH.

        M.     Key Personnel:

               1.    VP MIS

               2.    Other MIS Staff as required

                                                            Schedule 1(f) to the
                                   Management Services & Reimbursement Agreement

                          ACCOUNTING/TREASURY SERVICES

Flat Fee Services/Personnel:

        N.     Services Provided:

               1.    Accounting, Tax and Treasury oversight.

               2.    Maintain accounting system for consolidation.

               3.    Oversight of Tax Preparation.

               4. Management or oversight of bank accounts and investment balances.

               5.    Maintain or obtain Lender-approved Letter of Credits.

               6.    Manage and supervise Internal and External Audits.

               7. Assist in preparation of External Financials, as may be required.

               8.    Management of Sarbanes/Oxley process, if any, as required.

               9. Any additional requirements required to comply with Covanta's audit and corporate governance policies.

        O.     Key Personnel included in Flat Fee:

               1.    SVP, Chief Accounting Officer

               2.    Treasury Staff

               3.    Accounting Staff

Hourly Rate/At-Cost Services:

        P.     Services:

               1.    All external tax advice and tax preparation

               2. All consultants and advisors relating to internal and external audits

               3. Any external/third-party Accounting/Treasury expense, or non-ordinary course expense relating to CPIH, as requested and approved by CPIH.

                                                               Schedule 2 to the
                                   Management Services & Reimbursement Agreement

                        EMPLOYEES EXCLUDED FROM FLAT FEE

ALL COSTS RELATING TO THESE EMPLOYEES WILL BE CHARGED DIRECTLY TO CPIH OVERHEAD AND CPIH WILL REIMBURSE THE COVANTA ENTITIES ACCORDINGLY.

1.   CPIH Chief Executive Officer

2.   CPIH President

3.   CPIH General Counsel

4.   CPIH Chief Financial Officer

5.   CPIH Senior Vice President of Operations

6.   CPIH Vice President

7.   CPIH Vice President of Operations

8.   General Manager - Quezon

9.   Plant Manager - Quezon

10.  Chief Engineer/Maintenance Manager - Quezon

11.  Vice President Philippines Country Manager

12.  Vice President Business Manager